Exhibit 10.3

To: Natalie Russell, CFO

August 12, 2026

Dear Natalie,

Congratulations!

We are thrilled to let you know that you have been given a salary increase. Below details what is changing from your current role. All the other terms and conditions of your employment remain unchanged.

Current Salary:          $250,000

New Salary:                   $300,000

Effective Date:          August 1, 2026

We appreciate all your hard work and dedication to Cyngn. We look forward to seeing all you will continue to accomplish.

Sincerely,

Emily McNamara
Senior Director, Operations & Human Resources

Employee Acknowledgement:

Employee Signature: /s/Natalie Russell                                    Date: 8/12/2026

CC:          Lior Tal, CEO

Human Resources